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                [LETTERHEAD OF LARSSON, WOODYARD & HENSON, LLP]



March 23, 1999


The Board of Directors
Community Financial Corp.
240 East Chestnut
Olney, Illinois 62450



We consent to incorporation by reference in registration statements
(No. 33-92534 and 333-322) on Form S-8 of Community Financial Corp. of our report dated February 5, 1999, relating to the consolidated statements of financial condition of Community Financial Corp and Subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Community Financial Corp.

/s/ Larsson, Woodyard & Henson, LLP

March 23, 1999